Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES
THIRD QUARTER 2022 FINANCIAL RESULTS

THE WOODLANDS, Texas, October 31, 2022 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced third-quarter 2022 financial results.

Third-quarter 2022 revenue of $135 million increased 41% from the third quarter of 2021 but decreased 4% from the second quarter of 2022 reflecting the seasonality of our European industrial chemicals business. Net income before discontinued operations was break even, inclusive of $2.7 million of non-recurring charges and expenses. This compares to net income before discontinued operations of $1.8 million in the second quarter of 2022, inclusive of $4.9 million of non-recurring charges and expenses. Net income per share from continuing operations was also break even in the third quarter compared to $0.01 in the second quarter of 2022. Adjusted net income per share from continuing operations was $0.02 compared to $0.05 in the second quarter of 2022 and to $0.01 in the third quarter of 2021.

Adjusted EBITDA for the third quarter was $18.6 million (13.8% of revenue) compared to $18.7 million (13.3% of revenue) in the second quarter of 2022, and up 24% year-on-year from $15.0 million in the third quarter of 2021. The third quarter of 2022 included unrealized losses on investments of $548,000. Excluding these unrealized losses on investments, Adjusted EBITDA for the third quarter of 2022 was $19.1 million.

Cash flow from operating activities was $2.1 million in the third quarter of 2022 compared to $17.9 million in the second quarter of 2022. Adjusted free cash flow from continuing operations was a use of $9.8 million, primarily driven by a build of inventory to support new and previously announced deepwater contract awards.

Brady Murphy, TETRA President and Chief Executive Officer, stated, "I am pleased with our third quarter results as our energy services business continues to improve while also reaching a major milestone with a very positive Inferred Resources report for bromine and lithium in our Arkansas brine leased acreage. Adjusting for our seasonal decrease in our European industrial chemical business, revenue increased 7.5% from the second quarter led by our Water & Flowback Services segment, which increased 15% quarter-on-quarter. This growth was despite relatively flat frac activity in the third quarter compared to the second quarter, and while inflationary pressures continue, both segments increased Adjusted EBITDA margins quarter-on-quarter. Annualized third quarter Water & Flowback Services revenue of $303 million matches our full year 2018 revenue on approximately 35% less active frac crew activity, demonstrating the significant market penetration success with our differentiated technologies and integrated water management strategy.

“Water & Flowback Services revenue of $76 million improved $29 million or 62% year-on-year, and $9.9 million or 15% quarter-on-quarter. Income before taxes was $6.5 million while Adjusted EBITDA of $13.2 million improved by $8 million or 158% year-on-year, and $3.2 million or 33% quarter-on-quarter. This marks the highest Adjusted EBITDA since the fourth quarter of 2018. Water & Flowback Services Adjusted EBITDA margins of 17.4% were up 230 basis points reflecting the margin expansion efforts driven by investments in automation, new technologies and the benefit of our early production facilities being online for the full quarter in Argentina which are longer-term projects with stable and predictable margins and cash flows. Our fleet of TETRA SandStormTM advanced cyclone equipment remains at high utilization with continued market penetration and positive pricing progression.

“During the quarter, we announced exclusive technology agreements with KMX Technologies LLC and Hyrec Holdings Company for recycling produced water from oil and gas wells for the purpose of beneficial re-use. These strategic relationships will allow us to create new, sustainable markets for produced water, reduce the industry’s reliance on disposal and preserve precious freshwater resources. We are currently mobilizing a produced water beneficial reuse pilot project for one of the largest North American shale operators with many other opportunities in discussion.

“Completion Fluids & Products third-quarter 2022 revenue of $59 million increased year-on-year by 22% and decreased from the second quarter of 2022 by 21% as the prior quarter benefited from the seasonal uplift for our European industrial chemicals business. Income before taxes for the quarter was $12.4 million and Adjusted EBITDA margins were 24.9%, up from 23.7% in the second quarter. We remain very positive on the longer-term outlook for the offshore and deepwater markets and our strong market position is validated by the 2022 Kimberlite Annual Completion Fluids & Wellbore Cleanup Tools Supplier Performance Report. The Kimberlite report indicated that TETRA holds the second highest market share in completion fluids in the Gulf of Mexico at 30%. Within the report, Kimberlite mentions ‘TETRA Technologies continues to be positioned as the top performing supplier in the Gulf of Mexico and receives the highest customer loyalty ratings as measured by the Net Promoter Score.’ This was further supported by a multi-year contract renewal for one of the most active deepwater supermajors in the Gulf of Mexico that was executed in the third quarter.

“As the offshore and deepwater markets continue to improve, our pipeline of TETRA CS Neptune® completion fluid opportunities continue to grow as well. We are currently executing a smaller TETRA CS Neptune® completion fluid job in the UK and have a job in Norway confirmed and expected to be delivered in the first quarter of 2023.

“Despite improved Adjusted EBITDA margins in the third quarter, supply chain and inflation continue to be challenging issues, especially with certain chemicals and raw materials. The previously announced supply chain constraint impacting a European supplier is improving but we are not yet back to full production levels, although we believe we will be well positioned for the second quarter peak season. In North America key raw material prices are still very inflated and as we exhaust our yearly contractual supply of bromine, we are fulfilling demand with spot market bromine which impacts our margins. These further support progressing our evaluation as to whether to develop our own source of bromine from our brine acreage in Arkansas.

“Our Low Carbon initiatives continue to move forward with a lot of positive results and momentum. Sales of our high purity zinc bromine solution, TETRA PureFlow® ultra-pure zinc bromide clear brine fluid, increased during the third quarter by 42% compared to the second quarter of 2022. As mentioned previously, with the growing demand for bromine for deepwater projects and for zinc bromide electrolytes for long-duration battery storage, our bromine needs are expected to expand well beyond our current long-term supply agreement. Along with additional supply, we anticipate that producing our own bromine from our leased acreage may be more cost-effective than our current sources, creating an opportunity for margin enhancement in addition to significant incremental volumes. During the quarter we announced the completion of our maiden inferred bromine and lithium brine resource estimation report. The technical report reflects that the brine resource underlying the approximately 40,000 gross acres where TETRA holds the bromine mineral rights is estimated to contain an inferred resource of 5.25 million short tons (4.763 million metric tonnes) of elemental bromine. We are on track to complete and announce a bromine initial economic assessment before the end of the year which will highlight the economics of the potential investment and a corresponding business plan.

“The technical report also stated that the Li-brine resource underlying the south-southeast portion of the property is estimated to contain 234,000 short tons of LCE (Lithium Carbonate Equivalent). We expect the initial economic assessment for lithium to be completed in the fall of 2023. Furthermore, we remain active in applying for government grants and loans as the supply of bromine and lithium are critical to the current and future global energy needs.

“As we look towards the coming years there is a lot to be excited about, both for our current business as well as the clear line of sight opportunities in our low carbon energy business. We continue to work diligently to set the stage for significant shareholder value creation.”

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted income (loss) per share from continuing operations, Adjusted EBITDA, and Adjusted EBITDA Margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, adjusted income/(loss) from continuing operations, adjusted free cash flow from continuing operations, net debt and net leverage ratio. Please see Schedules E through I for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Third Quarter Results and Highlights

A summary of key financial metrics for the third quarter are as follows:

Third Quarter 2022 Results
	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(in thousands, except per share amounts)
Revenue	$135,012	$140,716	$95,474
Net income attributable to TETRA stockholders	278	1,745	2,513
Income (loss) before discontinued operations	(63)	1,759	2,495
Adjusted EBITDA before discontinued operations	18,595	18,697	15,022
GAAP EPS from continuing operations	0.00	0.01	0.02
Adjusted income per share from continuing operations	0.02	0.05	0.01
GAAP net cash provided by operating activities	2,145	17,869	2,817
Adjusted free cash flow from continuing operations	$(9,774)	$6,418	$1,000

Completion Fluids & Products third-quarter 2022 revenue of $59 million decreased 21% from the second quarter of 2022 due to the seasonal impact for our European industrial chemicals business, partially offset by an increase in international markets and higher shipments of TETRA PureFlow® ultra-pure zinc bromide clear brine fluid. Completion Fluids & Products income before taxes was $12.4 million in the third quarter (20.9% of revenue) compared to $15.3 million (20.4% of revenue) in the second quarter of 2022. Adjusted EBITDA of $14.7 million, which included a $0.2 million unrealized gain from investments, decreased $3.0 million sequentially. Completion Fluids & Products Adjusted EBITDA margins were 24.9% in the third quarter compared to 23.7% in the second quarter of 2022. Excluding the unrealized gains and losses from investments for both periods, Adjusted EBITDA margins increased sequentially by 50 basis points. Third-quarter margins were negatively impacted by inflationary pressures as we continue to see increased pricing for raw materials.

Water & Flowback Services revenue was $76 million in the third quarter of 2022, an increase of 15% from the second quarter of 2022. Income before taxes was $6.5 million. Adjusted EBITDA of $13.2 million (17.4% of revenue) increased 33% sequentially and was up 158% from the third quarter of 2021 due to stronger activity in the North America onshore business as well as growth in Latin America. Adjusted EBITDA margins improved 230 basis points from the second quarter of 2022 to 17.4% as we continue to see some pricing improvements to help offset inflationary pressures.

Free Cash Flow, Balance Sheet and Income Taxes

    Cash from operating activities was $2.1 million in the third quarter and adjusted free cash flow from continuing operations was a use of $9.8 million. Liquidity at the end of the third quarter was $92 million. Liquidity is defined as unrestricted cash plus availability under our revolving credit facilities. At the end of the third quarter, unrestricted cash was $25 million and availability under our credit agreements was $67 million. Long-term debt, with a September 2025 maturity, was $154 million, while net debt was $129 million. TETRA’s net leverage ratio continued to improve and was 1.7X at the end of the third quarter of 2022.

With the strong rebound in activity, TETRA now expects to be profitable for income tax purposes in 2022 on a pre-tax basis in the United States. As of year-end 2021, TETRA has accumulated US federal net operating losses that can offset more than $440 million of future US profits and can offset approximately $190 million of various state profits. In addition, TETRA has tax loss carry forwards that can offset approximately $40 million of various international pretax earnings. As activity from our two segments continues to improve and from future profits that are expected to be generated from our bromine and lithium assets as we further expand into the battery storage markets, these tax loss carryforwards should provide significant value in the net income to cash flow conversion.

Non-recurring Charges and Expenses

Non-recurring charges and expenses are reflected on Schedule E and include $1.7 million of cumulative adjustments to long-term incentives and appreciation right expenses, $0.9 million of costs associated with the brine resource project, and $0.1 million of transaction and other expenses. The $0.5 million of unrealized losses on investments are included in both our reported and adjusted earnings.

Conference Call

TETRA will host a conference call to discuss these results tomorrow, November 1, at 10:30 a.m. Eastern Time. The phone number for the call is 1-888-347-5303. The conference call will also be available by live audio webcast and may be accessed through the Company's investor relations website at http://ir.tetratec.com/events-and-webcasts. A replay of the conference call will be available at 1-877-344-7529 conference number 2427423, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact

For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@tetratec.com or Rigo Gonzalez, Manager of Corporate Finance and Investor Relations, at (281) 364-2213 or via email at rgonzalez@tetratec.com.

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A: Consolidated Income Statement
Schedule B: Condensed Consolidated Balance Sheet
Schedule C: Consolidated Statements of Cash Flows
Schedule D: Statement Regarding Use of Non-GAAP Financial Measures
Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations
Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G: Non-GAAP Reconciliation of Net Debt
Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations
Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company operating on six continents with a focus on bromine-based completion fluids, calcium chloride, water management solutions, frac flowback, and production well testing services. Calcium chloride is used in the oil and gas, industrial, agricultural, road, food, and beverage markets. TETRA is evolving its business model by expanding into the low carbon energy markets with its chemistry expertise, key mineral acreage, and global infrastructure. Low carbon energy initiatives include commercialization of TETRA PureFlow®, an ultra-pure zinc bromide clear brine fluid for stationary batteries and energy storage; advancing an innovative carbon capture utilization and storage technology with CarbonFree to capture CO2 and mineralize emissions to make commercial, carbon-negative chemicals; and development of TETRA's lithium and bromine mineral acreage to meet the growing demand for oil and gas products and energy storage. Visit the Company's website at www.tetratec.com for more information.

Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning recovery of the oil and gas industry; customer delays for international completion fluids related to global shipping and logistics issues; potential revenue associated with prospective energy storage projects or our pending carbon capture partnership; inferred mineral resources of lithium and bromine, the potential extraction of lithium and bromine from the leased acreage, the economic viability thereof, the demand for such resources, and the timing and costs of such activities; the ability to obtain an initial economic assessment regarding our lithium and bromine acreage; projections concerning the Company's business activities, financial guidance, profitability, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of inferred mineral resources, including bromine and lithium carbonate equivalent concentrations, it is uncertain if further exploration will ever result in the estimation of a higher category of mineral resource or a mineral reserve. Inferred mineral resources are considered to have the lowest level of geological confidence of all mineral resources. Investors are cautioned that mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and to whether they can be economically or legally commercialized. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally commercialized, or that it will ever be upgraded to a higher category. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(in thousands, except per share amounts)
Revenues	$135,012	$140,716	$95,474

Cost of sales, services, and rentals	96,905	102,599	71,419
Depreciation, amortization, and accretion	8,634	7,748	8,308
Impairments and other charges	—	2,262	—
Total cost of revenues	105,539	112,609	79,727
Gross profit	29,473	28,107	15,747

Exploration and appraisal costs	936	634	—
General and administrative expense	23,833	23,620	18,714
Interest expense, net	3,999	3,610	4,083
Other income, net	(1,410)	(1,037)	(10,132)
Income before taxes and discontinued operations	2,115	1,280	3,082
Provision (benefit) for income taxes	2,178	(479)	587
Income (loss) before discontinued operations	(63)	1,759	2,495
Income from discontinued operations, net of taxes	319	(34)	18
Net income (loss)	256	1,725	2,513
Less: loss attributable to noncontrolling interest	22	20	—
Net income (loss) attributable to TETRA stockholders	$278	$1,745	$2,513

Basic per share information:
Income (loss) from continuing operations	$0.00	$0.01	$0.02
Income from discontinued operations	$0.00	$0.00	$0.00
Net income attributable to TETRA stockholders	$0.00	$0.01	$0.02
Weighted average shares outstanding	128,407	127,992	126,733

Diluted per share information:
Income (loss) from continuing operations	$0.00	$0.01	$0.02
Income from discontinued operations	$0.00	$0.00	$0.00
Net income attributable to TETRA stockholders	$0.00	$0.01	$0.02
Weighted average shares outstanding	128,407	130,099	128,694

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	September 30, 2022	December 31, 2021
	(in thousands)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,247	$31,551
Trade accounts receivable	105,656	91,202
Inventories	71,558	69,098
Prepaid expenses and other current assets	21,831	18,539
Total current assets	224,292	210,390
Property, plant, and equipment, net	95,025	88,976
Other intangible assets, net	33,667	36,958
Operating lease right-of-use assets	33,415	36,973
Investments	13,313	11,233
Other assets	13,774	13,736
Total long-term assets	189,194	187,876
Total assets	$413,486	$398,266

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$46,162	$37,943
Current portion of long-term debt	14	—
Compensation and employee benefits	29,213	20,811
Operating lease liabilities, current portion	7,858	8,108
Accrued taxes	8,334	7,085
Accrued liabilities and other	19,004	21,810
Liabilities of discontinued operations	919	1,385
Total current liabilities	111,504	97,142
Long-term debt, net	153,873	151,936
Operating lease liabilities	27,724	31,429
Asset retirement obligations	13,368	12,984
Deferred income taxes	1,284	1,669
Other liabilities	3,977	4,543
Total long-term liabilities	200,226	202,561
Commitments and contingencies
TETRA stockholders’ equity	102,969	99,704
Noncontrolling interests	(1,213)	(1,141)
Total equity	101,756	98,563
Total liabilities and equity	$413,486	$398,266

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(in thousands)
Operating activities:
Net income (loss)	$256	$1,725	$2,513
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	8,634	7,748	8,309
Impairment and other charges	—	2,262	—
Loss (gain) on investments	549	710	(6,190)
Equity-based compensation expense	1,098	1,159	1,057
Provision for (recovery of) doubtful accounts	(213)	183	(87)
Amortization and expense of financing costs	805	793	891
Warrants fair value adjustment	—	—	(3,164)
Gain on sale of assets	(261)	(501)	(204)
Other non-cash credits	(112)	(212)	(183)
Changes in operating assets and liabilities:
Accounts receivable	(2,080)	(1,396)	448
Inventories	(10,226)	(60)	(3,007)
Prepaid expenses and other current assets	(1,500)	(4,792)	(485)
Trade accounts payable and accrued expenses	5,884	11,176	3,936
Other	(689)	(926)	(1,017)
Net cash provided by operating activities	2,145	17,869	2,817
Investing activities:
Purchases of property, plant, and equipment, net	(12,266)	(11,107)	(2,131)
Proceeds from sale of CSI Compressco, net of cash divested	—	—	548
Proceeds from sale of property, plant, and equipment	295	778	262
Other investing activities	(390)	2	(392)
Net cash used in investing activities	(12,361)	(10,327)	(1,713)
Financing activities:
Proceeds from long-term debt	28	134	—
Principal payments on long-term debt	(25)	(2,456)	(8,157)
Payments on financing lease obligations	—	(1,174)	—
Repurchase of common stock	—	—	(461)
Financing costs and other financing activities	—	—	(263)
Net cash provided by (used in) financing activities	3	(3,496)	(8,881)
Effect of exchange rate changes on cash	(872)	(565)	(739)
(Decrease) increase in cash and cash equivalents	(11,085)	3,481	(8,516)
Cash and cash equivalents at beginning of period	36,332	32,851	50,379
Cash and cash equivalents at end of period	25,247	36,332	41,863

Supplemental cash flow information:
Interest paid	$3,522	$4,960	$7,350
Income taxes paid	1,055	729	822
(Decrease) increase in accrued capital expenditures	(5,813)	(452)	846

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: adjusted income (loss) per share from continuing operations; consolidated and segment Adjusted EBITDA; segment Adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”); adjusted income (loss) from continuing operations, adjusted free cash flow from continuing operations; net debt, and net leverage ratio. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

    Management believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

    Adjusted income (loss) from continuing operations is defined as the Company’s income (loss) before noncontrolling interests and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted income (loss) from continuing operations is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted earnings (loss) per share from continuing operations is defined as the Company’s diluted earnings (loss) per share excluding certain special or other charges (or credits), discontinued operations and noncontrolling interest attributable to discontinued operations. Adjusted diluted earnings (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted EBITDA (and Adjusted EBITDA as a percent of revenue) is defined as earnings before interest, taxes, depreciation, amortization, impairments and certain non-cash charges, non-recurring adjustments and discontinued operations. Adjusted EBITDA (and adjusted EBITDA margin) is used by management as a supplemental financial measure to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis and to assess the Company’s ability to incur and service debt and fund capital expenditures.

    Adjusted free cash flow from continuing operations is defined as cash from operations less discontinued operations EBITDA and discontinued operations capital expenditures, less capital expenditures net of sales proceeds and cost of equipment sold, less payments on financing lease obligations and including cash distributions to TETRA from CSI Compressco and cash from other investments. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

    Adjusted free cash flow from continuing operations do not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

    Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Net leverage ratio is defined as debt excluding financing fees & discount on term loan and including letters of credit and guarantees, less cash divided by trailing twelve months adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of adjusted EBITDA described above, plus equity compensation expense, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding certain special or other charges (or credits). Management primarily uses this metric to assess TETRA’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.
Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations (Unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(in thousands, except per share amounts)

Income (loss) before taxes and discontinued operations	$2,115	$1,280	$3,082
Provision (benefit) for income taxes	2,178	(479)	587
Noncontrolling interest attributed to continuing operations	22	20	—
Income (loss) from continuing operations	(85)	1,739	2,495
Exploration and appraisal costs	936	634	—
Adjustment to long-term incentives	1,731	1,450	656
Transaction, legal and other expenses	82	556	1,350
Impairments and other charges	—	2,262	—
Former CEO stock appreciation right expense	—	—	(466)
Restructuring charges	—	—	295
Stock warrant fair value adjustment	—	—	(3,164)
Adjusted income (loss) from continuing operations	$2,664	$6,641	$1,166

Diluted per share information
Income (loss) from continuing operations	$0.00	$0.01	$0.02
Adjusted income (loss) from continuing operations	$0.02	$0.05	$0.01
Diluted weighted average shares outstanding	128,407	130,099	128,694

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended September 30, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$59,163	$75,849	$—	$—	$135,012
Net income (loss) before taxes and discontinued operations	12,357	6,482	(11,968)	(4,756)	2,115
Impairment expense	—	—	—	—	—
Exploration and appraisal costs	936	—	—	—	936
Adjustment to long-term incentives	—	—	1,731	—	1,731
Transaction and other expenses	—	82	—	—	82
Adjusted income (loss) before taxes and discontinued operations	$13,293	$6,564	$(10,237)	$(4,756)	$4,864

Adjusted interest (income) expense, net	(436)	(2)	—	4,437	3,999
Adjusted depreciation and amortization	1,846	6,626	—	162	8,634
Equity compensation expense	—	—	1,098	—	1,098
Adjusted EBITDA	$14,703	$13,188	$(9,139)	$(157)	$18,595

Adjusted EBITDA as a % of revenue	24.9%	17.4%			13.8%

	Three Months Ended June 30, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$74,798	$65,918	$—	$—	$140,716
Net income (loss) before taxes and discontinued operations	15,261	1,644	(11,542)	(4,083)	1,280
Impairment expense	220	2,042	—	—	2,262
Exploration and appraisal costs	634	—	—	—	634
Adjustment to long-term incentives	—	—	1,450	—	1,450
Transaction and other expenses	—	556	—	—	556
Adjusted income (loss) before taxes and discontinued operations	$16,115	$4,242	$(10,092)	$(4,083)	$6,182

Adjusted interest (income) expense, net	(283)	(2)	—	3,895	3,610
Adjusted depreciation and amortization	1,873	5,705	—	168	7,746
Equity compensation expense	—	—	1,159	—	1,159
Adjusted EBITDA	$17,705	$9,945	$(8,933)	$(20)	$18,697

Adjusted EBITDA as a % of revenue	23.7%	15.1%			13.3%

	Three Months Ended September 30, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$48,691	$46,783	$—	$—	$95,474
Net income (loss) before taxes and discontinued operations	14,675	(1,807)	(8,408)	(1,378)	3,082
Adjustment to long-term incentives	—	—	656	—	656
Transaction and other expenses	630	693	27	—	1,350
Former CEO stock appreciation right expense	—	—	(466)	—	(466)
Restructuring and severance expenses	254	41	—	—	295
Stock warrant fair value adjustment	—	—	—	(3,164)	(3,164)
Adjusted income (loss) before taxes and discontinued operations	15,559	(1,073)	(8,191)	(4,542)	1,753

Adjusted interest (income) expense, net	(165)	2	—	4,246	4,083
Adjusted depreciation and amortization	1,712	6,192	—	225	8,129
Equity compensation expense	—	—	1,057	—	1,057
Adjusted EBITDA	$17,106	$5,121	$(7,134)	$(71)	$15,022

Adjusted EBITDA as a % of revenue	35.1%	10.9%			15.7%
Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	September 30, 2022	December 31, 2021
	(in thousands)
Non-restricted cash	$25,247	$31,551

Swedish Credit Facility	14	—
Asset-Based Credit Agreement	—	67
Term Credit Agreement	$153,873	$151,869
Net debt	$128,640	$120,385

Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(in thousands)
Cash from operating activities	$2,145	$17,869	2,817	$25,948	$10,424
Discontinued operations operating activities (adjusted EBITDA)	—	—	—	—	(416)
Cash from continued operating activities	2,145	17,869	2,817	25,948	10,840
Less: Continuing operations capital expenditures, net of proceeds from asset sales	(11,971)	(10,329)	(1,869)	(31,189)	(10,624)
Payments on financing lease obligations	—	(1,174)	—	(1,174)	—
Distributions from CSI Compressco LP (1)	52	52	52	157	104
Cash received from other investments	—	—	—	—	2,354
Adjusted Free Cash Flow From Continuing Operations	$(9,774)	$6,418	$1,000	$(6,258)	$2,674
(1) Following the GP Sale on January 29, 2021, TETRA retained an investment CSI Compressco representing a 3.7% limited partner interest as of September 30, 2022.

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2022
	(in thousands)
Net income (loss) before taxes and discontinued operations	2,115	$1,280	$8,934	$(758)	$11,571
Insurance settlement	—	—	(3,750)	—	(3,750)
Exploration and appraisal costs	936	634	1,930	—	3,500
Adjustment to long-term incentives	1,731	1,450	784	495	4,460
Transaction, legal and other expenses	82	556	—	62	700
Impairments and other charges	—	2,262	—	132	2,394
Former CEO stock appreciation right expense	—	—	472	107	579
Restructuring expenses	—	—	—	381	381
Stock warrant fair value adjustment	—	—	—	(56)	(56)
Provision for (recovery of) doubtful accounts	(213)	—	—	(230)	(443)
Adjusted income before taxes and discontinued operations	$4,651	$6,182	$8,370	$133	$19,336

Adjusted interest expense, net	3,999	3,610	3,324	4,003	14,936
Adjusted depreciation and amortization	8,634	7,746	7,679	7,886	31,945
Equity compensation expense	1,098	1,159	1,104	1,052	4,413
Non-cash (gain) loss on investments	548	710	(1,100)	14,030	14,188
Gain on sale of assets	(262)	(500)	(218)	(3)	(983)
Other debt covenant adjustments	230	214	143	(236)	351
Debt covenant adjusted EBITDA	$18,898	$19,121	$19,302	$26,865	$84,186

					September 30, 2022
					(in thousands, except ratio)
Term credit agreement					$163,071
Swedish credit agreement					14
ABL letters of credit and guarantees					4,714
Total debt and commitments					167,799
Unrestricted cash					25,247
Net debt and commitments					$142,552
Net leverage ratio					1.7